UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ITAÚ CORPBANCA

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Republic of Chile	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Rosario Norte 660

Las Condes

Santiago, Chile

Telephone: +562-2687-8000

(Address and telephone number of Registrant’s principal executive offices)

Itaú Corpbanca (New York Branch)

885 Third Avenue, 33rd Floor

New York, New York 10022-5094

Telephone: +212-826-5100

(Name, address and telephone number of agent for service)

Copies to:

Stuart Fleischmann, Esq.

Grissel Mercado, Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022-6069

Telephone: +1-212-848-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933:

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares(1)	(2)	(2)	(2)	(2)
American Depositary Shares representing Common Shares of Itaú Corpbanca	(2)	(2)	(2)	(2)
Rights to subscribe for Common Shares	(3)	None	None	None

(1)The Common Shares may be represented by American Depositary Shares (“ADS”), each representing 1,500 Common Shares, evidenced by American Depository Receipts (“ADR”), to be issued upon deposit of the Common Shares being registered hereby, and that have been registered pursuant to a separate registration statement on Form F-6 (File No.333-225409) filed on June 4, 2018, or will be registered pursuant to a further registration statement on Form F-6.

(2)An indeterminate aggregate initial offering price or number of securities of each identified class is being registered as may from time to time be issued at indeterminate prices. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is deferring payment of the entire registration fee.

(3)Includes rights to subscribe for ADSs. No separate consideration will be received for the rights offered hereby.

PROSPECTUS

ITAÚ CORPBANCA

Common Shares

American Depositary Shares representing Common Shares

Rights to Subscribe for Common Shares

From time to time, we may offer, issue and sell common shares, American depositary shares (“ADSs”) representing common shares in one or more offerings and rights to subscribe for common shares. This prospectus may also be used by a selling security holder to sell our securities from time to time.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. When securities are offered under this prospectus, we will provide a prospectus supplement describing the specific terms of any securities to be offered, and the specific manner in which they may be offered, including the amount and price of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. If any securities are to be sold by selling security holders, information concerning the security holders will be included in a supplement or supplements to this prospectus. The prospectus supplement may also incorporate by reference certain of our filings with the U.S. Securities and Exchange Commission (“SEC”). This prospectus may not be used unless accompanied by a prospectus supplement or the applicable information is included in our filings with or submissions to the SEC. You should carefully read this prospectus and any prospectus supplements, including the information incorporated by reference, before you invest in any of our securities.

Our ADSs are listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “ITCB.” Our common shares are listed in the Republic of Chile (“Chile”) on the Bolsa de Comercio de Santiago (the “Santiago Stock Exchange”) and trade under the symbol “Itaucorp.” On June 22, 2021, the price of our ADSs on the NYSE was US$4.43 per ADS, and the price of our common shares on the Santiago Stock Exchange was Ch$2.187 per common share. Our headquarters are located at Rosario Norte 660, Las Condes, Santiago, Chile, and our telephone number is +562-2687-8000.

We and/or the selling security holders may offer and sell the securities directly to purchasers, through underwriters, dealers or agents, or through any combination of these methods, on a continuous or delayed basis. If securities are sold by selling security holders, we will not receive any proceeds from such sale.

Investing in our securities involves risks. You should carefully consider the “Risk Factors” beginning on page 17 of our Form 20-F for the year ended December 31, 2020, filed with the SEC on April 23, 2021, as well as the risk factors included in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated June 23, 2021.

ABOUT THIS PROSPECTUS

In this prospectus, unless the context otherwise requires, all references to “Itaú Corpbanca,” the “Company,” “we,” “our,” “ours,” and “us” are to Itaú Corpbanca, a special banking corporation (sociedad anónima especial) organized under the laws of Chile, and its consolidated subsidiaries. In addition, all references to “US$,” “U.S. dollars” and “dollars” are to United States dollars, all references to “pesos” or “Ch$” are to Chilean pesos, and all references to “UF” are to Unidades de Fomento. The UF is an inflation indexed, peso denominated unit that is linked to, and adjusted daily by the Banco Central de Chile (the “Central Bank of Chile”) to reflect changes in the previous month’s Chilean consumer price index. As of December 31, 2020, UF1.00 was equivalent to Ch$29,070.33 and US$40.90 and as of March 31, 2021, UF1.00 was equivalent to Ch$29,394.77 and US$40.82. Unless otherwise indicated, U.S. dollar amounts have been translated from Chilean pesos based on an exchange rate of Ch$710.73 per US$1.00 as of December 31, 2020.

This prospectus is part of a registration statement that we filed with the SEC, using a “shelf” registration process. Under this shelf process, the securities covered by this prospectus may be sold in one or more offerings, as of the date hereof. Each time we or any selling security holder offers securities under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If a prospectus supplement is inconsistent with this prospectus, the terms of the prospectus supplement will control. Therefore, the statements made in this prospectus may not be the terms that apply to the securities you purchase.

You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Available Information.” The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities offered under this prospectus. Statements contained in this prospectus and the applicable prospectus supplement about the provisions or content of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. That registration statement can be read at the SEC’s website at http://www.sec.gov.

You should rely only on the information contained or incorporated by reference in this prospectus, any related free writing prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell these securities or soliciting an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus may only be used to sell securities if it is accompanied by a prospectus supplement or the applicable information is included in our filings or submissions to the SEC. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement or any other offering material is accurate as of any date other than the dates on the front of those documents regardless of when any such documents are delivered or when any sale of any such securities occurs. Our business, financial condition, results of operations and prospects may have changed since that date.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

AVAILABLE INFORMATION

We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to a foreign private issuer and, accordingly, file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov and at our website at https://ir.itau.cl. (Reference to this URL is made as an inactive textual reference for informational purposes only. Information contained at this website is not incorporated by reference in this prospectus or any accompanying prospectus supplement.)

This prospectus is part of a registration statement on Form F-3 we filed with the SEC. This prospectus does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are filed as an exhibit to the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s website at http://www.sec.gov and at our website at https://ir.itau.cl.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will be incorporated by reference into this prospectus and will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

This prospectus incorporates by reference the documents or portions thereof listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. Reports on Form 6-K we furnish to the SEC after the date of this prospectus (or portions thereof) are incorporated by reference in this prospectus only to the extent that the report expressly states that it (or such portions) is incorporated by reference in this prospectus. Incorporation by reference of one or more portions of a document listed below (and not the complete document) shall not include the incorporation by reference of the remaining portions of such document. We incorporate by reference into this prospectus the following documents or information filed by us with the SEC:

(1)	Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed on April 23, 2021 (the “2020 Annual Report”);
(2)	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;
(3)	report on Form 6-K furnished on June 14, 2021 containing (i) the Unaudited Interim Consolidated Financial Statements of Itaú Corpbanca as of March 31, 2021 and December 31, 2020 and for the three-month periods ended March 31, 2021 and December 31, 2020 prepared in accordance with Generally Accepted Accounting Principles of the Chilean Commission for the Financial Market (“Chilean Bank GAAP”); and (ii) the reconciliation note prepared under Item 17 of Form 20-F between International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and Chilean Bank GAAP.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus.

You may request a copy of these filings by writing or telephoning us at our principal executive offices at the following address:

ITAÚ CORPBANCA

Rosario Norte 660

Las Condes

Santiago, Chile

Attention: Investor Relations

Telephone Number: +562-2660-1751

Certain of these documents can also be obtained on our website https://ir.itau.cl. Reference to this “uniform resource locator” or “URL” is made as an inactive textual reference for informational purposes only. Information contained at this website is not incorporated by reference in this prospectus or any accompanying prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplements, including the information incorporated by reference, contain statements that constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements preceded by, followed by or that include “believes,” “expects,” “intends,” “plans,” “projects,” “estimates” or “anticipates” and similar expressions. These forward-looking statements are not based on historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside our control, including statements regarding our current intent, belief or expectations with respect to (1) our asset growth and financing plans, (2) trends affecting our financial condition or results of operations, (3) the impact of competition and regulations, (4) projected capital expenditures, and (5) liquidity. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described in such forward-looking statements included in this prospectus and any prospectus supplements, including the information incorporated by reference as a result of various factors (including, without limitation, the actions of competitors, future global economic conditions, market conditions, currency exchange rates and operating and financial risks), many of which are beyond our control. The occurrence of any such factors, not currently expected by us, would significantly alter the results set forth in these statements.

Factors that could cause actual results to differ materially and adversely include, but are not limited to:

●	trends affecting our financial condition or results of operations;
●	our dividend policy;
●	changes in the participation of our shareholders or any other factor that may result in a change of control;
●	the amount of our indebtedness;
●	adverse developments with respect to the financial stability and conditions of our shareholders, counterparties, joint venture partners and business partners;
●	natural disasters and pandemics, including the ongoing SARS-CoV-2 (“COVID-19”) pandemic;
●	cyber-attacks, terrorism and other criminal activities;
●	changes in general economic, business, regulatory, political or other conditions in the Republic of Chile, or Chile, or the Republic of Colombia, or Colombia, or changes in general economic or business conditions in Latin America or the global economy;
●	changes in capital markets in general that may affect policies or attitudes towards lending to Chile or Colombia, Chilean or Colombian companies or securities issued by Chilean companies;
●	the monetary and interest rate policies of the Central Bank of Chile (Banco Central de Chile), or the Central Bank of Colombia (Banco de la República de Colombia);
●	inflation or deflation;
●	unemployment;
●	social unrest;
●	our counterparties’ failure to meet contractual obligations;
●	unanticipated increases in financing and other costs or the inability to obtain additional debt or equity financing on attractive terms;
●	unanticipated turbulence in interest rates;

●	movements in currency exchange rates;
●	movements in equity prices or other rates or prices;
●	changes in Chilean, Colombian and foreign laws and regulations;
●	changes in Chilean or Colombian tax rates or tax regimes;
●	competition, changes in competition and pricing environments;
●	concentration of financial exposure;
●	our inability to hedge certain risks economically;
●	the adequacy of our loss allowances, provisions or reserves;
●	technological changes;
●	changes in consumer spending and saving habits;
●	successful implementation of new technologies;
●	loss of market share;
●	changes in, or failure to comply with, applicable banking, insurance, securities or other regulations;
●	changes in accounting standards;
●	difficulties in successfully integrating recent and future acquisitions into our operations;
●	our ability to successfully complete the implementation of a new information technology core banking system in Colombia, as part of the integration process in Colombia;
●	consequences of the merger of Banco Itaú Chile with and into Corpbanca on April 1, 2016 (the “Merger”), the acquisition of the assets and liabilities of Itaú BBA Colombia S.A., Corporación Financiera (“Itaú BBA Colombia”) by us (the “Itaú Colombia Acquisition”), and the acquisition of an additional 20.8% share ownership in Itaú Corpbanca Colombia by us;
●	our ability to achieve revenue benefits and cost savings from the integration between former Corpbanca’s and former Banco Itaú Chile’s businesses and assets;
●	our ability to address and forecast economic and social trends affecting our business, and to effectively implement the appropriate strategies; and
●	the other factors identified or discussed under “Item 3. Key Information—D. Risk Factors” in our 2020 Annual Report on Form 20-F.

You should not place undue reliance on such statements, which speak only as of the date that they were made. These cautionary statements should be considered in connection with any written or oral forward-looking statements that we may make in the future. We do not undertake any obligation to release publicly any revisions to such forward-looking statements after the date of this prospectus and any prospectus supplements, including the information incorporated by reference to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

Neither Itaú Corpbanca’s independent auditors, nor any other independent accountants, have complied with, examined, or performed any procedures with respect to the prospective financial information contained in this prospectus and any prospectus supplements, including the information incorporated by reference, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, or disclaim any association with, such prospective financial information.

ITAÚ CORPBANCA

Overview

We are a publicly traded company organized under the laws of Chile, and licensed by the Chilean Commission for the Financial Market (Comisión para el Mercado Financiero or “CMF”) to operate as a commercial bank. In addition to our presence in Chile, we also have operations in Colombia and Panama, a branch in New York City, United States and a representation office in Lima, Peru.

We provide a broad range of wholesale and retail banking services to our customers in Chile and Colombia. In addition, we provide financial advisory services, asset management, insurance brokerage and securities brokerage services through our subsidiaries, and banking services through our New York Branch.

Our ADSs are listed on the NYSE and trade under the ticker symbol “ITCB.” Our common shares are listed in the Chile on the Santiago Stock Exchange and trade under the symbol “Itaucorp.” As of March 31, 2021, Itaú Corpbanca had, on a consolidated basis, per Chilean Bank GAAP:

●	Ch$33,614.86 billion in total assets (US$46.67 billion);
●	Ch$31,225.21 billion in total liabilities (US$43.36 billion);
●	Ch$10,534.03 billion in time deposits and other time liabilities (US$14.63 billion); and
●	Ch$2,320.11 billion in stockholders’ equity (US$3.22 billion).

Our consolidated net income (loss) for the twelve months ended March 31, 2021, was Ch$90.22 billion (US$125.28 million), per Chilean Bank GAAP.

History

We are the resulting entity from the merger of two leading banks in Chile: Corpbanca, the oldest private bank in Chile and the legal surviving entity, and Banco Itaú Chile, a fully-owned subsidiary of Itaú Unibanco, the largest private bank in Latin America and the sole controlling shareholder of Itaú Corpbanca, since the merger on April 1, 2016.

Our history has been extensive and full of challenges. We were incorporated as Banco de Concepción by Decree No. 180 of the Chilean Ministry of Finance on October 3, 1871, and legally began operations as a bank on October 16 of the same year. Over the next 150 years, we went through a number of changes in control from private to government agency and back to private, and also through several mergers and acquisitions.

In 1971, Banco de Concepción was transferred to a government agency, Corporación de Fomento de la Producción (the Chilean Corporation for the Development of Production, or CORFO). Also in 1971, Banco de Concepción acquired Banco Francés e Italiano in Chile, which provided for the expansion of Banco de Concepción into Santiago. In 1972 and 1975, Banco de Concepción acquired Banco de Chillán and Banco de Valdivia, respectively. In November 1975, CORFO sold its shares of Banco de Concepción to private business persons, who took control in 1976. In 1980, the name of the bank was changed to Banco Concepción. In 1983, control of Banco Concepción was assumed by the CMF. It remained under the control of the CMF through 1986, when it was acquired by Sociedad Nacional de Minería (the Chilean National Mining Society, or SONAMI). Under SONAMI’s control, Banco Concepción focused on providing financing to small- and medium-sized mining interests, increased its capital and sold a portion of its high-risk portfolio to the Central Bank of Chile.

Investors led by Mr. Alvaro Saieh Bendeck purchased a majority interest of Banco Concepción from SONAMI in 1996. Following the acquisition by Mr. Alvaro Saieh Bendeck in 1996, Banco Concepción changed the brand name to Corpbanca, hired a management team with substantial experience in the Chilean financial services industry and commenced a period of significant growth fueled by organic expansion and acquisitions. Our first significant transactions were the acquisition of the assets of the consumer loan division of Corfinsa and the finance company

Financiera Condell S.A. in 1998. Both combined created Corpbanca’s Consumer Division, Banco Condell, focused on the middle-low income segment of the population in Chile.

With a view to its internationalization in November 2004, Corpbanca completed the listing process that enabled it to trade its ADSs on the New York Stock Exchange. Five years later, the New York Branch was opened as a support for 53 clients who saw their possibilities of financing in the United States expand. Two years later, Corpbanca opened its representative office in Spain, whose role is to inform and promote the bank with foreign companies and serve as a liaison with bank clients in Chile and Colombia.

Itaú financial group expanded into Chile in September 2006 after the acquisition of BankBoston (Chile). On February 28, 2007, BankBoston (Chile) was named Banco Itaú Chile, after the Superintendency of Banks and Financial Institutions (now CMF) approved the acquisition.

In June 2012, former Corpbanca finalized the acquisition of Banco Santander Colombia S.A. (now Itaú Corpbanca Colombia). With this acquisition, we became the first Chilean bank to have a banking subsidiary outside the country. In 2013, we acquired Helm Bank S.A., and the following year, merged it with and into Itaú Corpbanca Colombia, maintaining the networks of branches separately: Itaú Corpbanca Colombia and Helm.

Becoming a large bank with a regional presence prompted our former controlling shareholder to enter, in early 2014, into a merger agreement with Itaú Unibanco and Banco Itaú Chile. On January 29, 2014, Corpbanca and Itaú Chile agreed to merge (the “Transaction Agreement”, or “Merger”). In June 2015, the Extraordinary Shareholders Meetings of Corpbanca and Banco Itaú Chile agreed to the Merger, which was approved by the Superintendency of Banks and Financial Institutions in September of the same year. On April 1, 2016 the Merger was consummated and Banco Itaú Chile was merged with and into Corpbanca, renaming us as “Itaú Corpbanca”.

Immediately following the Merger, the corresponding subsidiaries of Banco Itaú Chile and Corpbanca continued to operate independently and their respective clients were served by their current executives. In January 2017, December 2017, and April 2018, respectively, each of our securities brokerages’ subsidiaries, our asset managers’ subsidiaries, and our insurance broker’s subsidiaries were also merged to consolidate these subsidiaries into one single company for each line of business.

In this way, the stories of Banco Itaú Chile and Corpbanca were merged into a single one, with Corpbanca contributing a long and successful business trajectory which has had a clear goal: offering clients a service of excellence while being faithful to what inspired its founders. On the other hand, Itaú Unibanco, with more than 90 years of history in Brazil, contributed all its experience as the largest private bank in Latin America and one of the largest banks in the world measured in market capitalization, with a leading presence in the Brazilian market.

Our business model is the result of the combination of the local banks’ strengths and local knowledge, which will allow us to reach more clients, with an extended range of products and financial solutions.

By consolidating operations in Chile and Colombia, we became one of Chile’s largest private financial institutions, ranking fifth in the Chilean banking industry with a market share by loans of 9.8% in Chile as of March 31, 2021. In addition, according to the Colombian Financial Superintendency, Itaú Corpbanca Colombia was the ninth largest bank in Colombia in terms of total assets, the eighth largest bank in Colombia in terms of total loans and the eleventh largest bank in Colombia, in terms of total deposits as reported under local regulatory and accounting principles, as of the same date.

The Merger and combination of the strengths of both banks has translated into an expansion in products and services offerings for our clients, with a large branch platform in Chile. We operate 190 branch offices in Chile, one branch in New York, 108 branches in Colombia and one office in Panama.

As of March 31, 2021, Itaú Unibanco and CorpGroup beneficially own 39.22% and 27.16% of our outstanding common shares, respectively. Itaú Unibanco and CorpGroup also entered into the Itaú CorpGroup Shareholders’ Agreement. Upon the consummation of the Merger, Itaú Unibanco became the sole controlling shareholder of the merged bank.

RISK FACTORS

Potential investors in our securities should carefully review the information under “Item 3. Key Information—D. Risk Factors” in the 2020 Annual Report on Form 20-F incorporated herein by reference, and should understand that an investment in our securities involves a high degree of risk, including the significant possibility of loss of an investor’s entire investment in such securities.

OFFER STATISTICS AND EXPECTED TIMETABLE

We will set forth in the applicable prospectus supplement or other offering materials a description of the offer statistics and expected timetable of any offering of securities which may be offered under this prospectus. The prospectus supplement or any other offering materials may also add, update or change information contained in this prospectus. You should carefully read this prospectus, any prospectus supplement or other offering materials before you invest in any of our securities.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of March 31, 2021, derived from our unaudited consolidated financial statements prepared in accordance with Chilean Bank GAAP. In our opinion, the financial data in the table below includes all adjustments necessary to present fairly our capitalization at the dates presented.

	As of March 31, 2021
	Ch$	US$(1)
	(unaudited, in millions of Ch$)	(in millions of US$)
Short-term debt
Mortgage finance bonds	7,153	10
Senior bonds	347,884	483
Subordinated bonds	0	0
Other financial liabilities	23,393	32
Lease contracts liabilities	30,094	42
Total short-term debt	408,524	567

Long-term debt
Mortgage finance bonds	21,530	30
Senior bonds	4,810,098	6,679
Subordinated bonds	1,079,609	1,499
Other financial liabilities	0	0
Lease contracts liabilities	113,793	158
Total long-term debt	6,025,030	8,366

SHAREHOLDERS’ EQUITY
Attributable to equity holders of the Bank
Capital	1,862,826	2,587
Reserves	470,873	654
Valuation accounts	(76,743)	(107)
Retained earnings	63,155	87
Retained earnings from prior periods	0	0
Income for the period	90,222	125
Less: Provision for mandatory dividends	(27,067)	(38)
Total equity attributable to equity holders of the Bank	2,320,111	3,221
Non-controlling interest	69,532	97
Total shareholders’ equity	2,389,643	3,318

(1)	Chilean peso amounts have been translated into U.S. dollars at an exchange rate of Ch$720.19 per US$1.00 as of March 31, 2021.

REASONS FOR THE OFFER AND USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds from any initial sales of the securities offered under this prospectus and any prospectus supplements for general corporate purposes. General corporate purposes may include the repayment or reduction of indebtedness, financing acquisitions and meeting our capital requirements. Unless we indicate otherwise in the applicable prospectus supplement, we will not receive any proceeds from any sales by any selling security holders.

INTERESTS OF EXPERTS AND COUNSEL

None of our named experts or counsel has been employed by us on a contingent basis, owns an amount of shares in Itaú Corpbanca or our subsidiaries which is material to them, or has a material, direct or indirect economic interest in us or depends on the success of the securities which may be offered under this prospectus. Any update or change in the interests of our named experts and counsel will be included in a prospectus supplement or other offering materials relating to an offering of our securities.

THE OFFER AND LISTING

Offer and Listing Details

We, or the selling security holders, as the case may be, may from time to time offer under this prospectus and any prospectus supplements, including the information incorporated by reference, separately or together:

●	common shares, which may be represented by ADSs and evidenced by American Depositary Receipts (“ADRs”), no par value; and
●	rights to subscribe for common shares, including rights to subscribe for ADSs.

Our common shares are traded on the Santiago Stock Exchange and the Chilean Electronic Stock Exchange under the symbol “ITAUCORP.” Our ADSs have been listed since November 1, 2004 on the New York Stock Exchange under the symbol “ITCB. See “Description of Common Shares”, “Description of American Depositary Shares” and “Description of Rights to Subscribe for Common Shares” in this prospectus for a brief description of our securities. Any update or change regarding our securities will be included in a prospectus supplement or other offering materials relating to an offering of our securities.

Price Information

Information regarding the high and low closing prices for our shares on the Santiago Stock Exchange and our ADRs on the NYSE for any relevant periods will be provided in supplements to this prospectus or other offering materials relating to an offering of our securities.

Plan of Distribution

The securities offered by this prospectus and any prospectus supplements may be sold from time to time by us or a selling security holder as follows:

●	through agents;
●	to dealers or underwriters for resale;
●	directly to purchasers; or
●	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution to our existing security holders. However, our ADS holders may, in the absence of an effective registration statement under the Securities Act or an available exemption from the registration requirement thereunder, effectively be required to receive a dividend in cash. In some cases, we or dealers acting with us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in your prospectus supplement.

The securities we or selling security holders distribute by any of these methods may be sold to the public, in one or more transactions, either:

●	at a fixed price or prices, which may be changed;
●	at market prices prevailing at the time of sale;
●	at prices related to prevailing market prices; or

●	at negotiated prices.

We or selling security holders may solicit offers to purchase the securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we may sell, or selling security holders may resell, securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

We may sell, or selling security holders may resell, securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in your prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. Your prospectus supplement will include information about any underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

We or any selling security holder may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we or any selling security holders may pay for soliciting these contracts.

We or any selling security holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against civil liabilities, including liabilities under the Securities Act.

In connection with an offering, the underwriters may purchase and sell securities in the open market and may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. These transactions may include purchasing additional shares, creating a syndicate short position, and engaging in stabilizing transactions and purchases to cover positions created by short sales. Purchases of additional shares involve the securities in excess of the principal amount or number of the securities to be purchased by the underwriters in the applicable offering, which creates a short position for the underwriters. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount it received because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, us and our subsidiaries and affiliates.

Pursuant to a requirement of the Financial Industry Regulatory Authority, Inc., the maximum compensation paid to underwriters in connection with any offering of the securities will not exceed 10.0% of the maximum proceeds of such offering.

Markets

Please refer to Item 9 of our 2020 Annual Report, which is being incorporated by reference in this prospectus, for a description of the markets in which our securities are listed.

Selling Shareholders

Not Applicable.

Dilution

Any relevant information about any relevant dilution of our securities as a result of an offering pursuant to this prospectus will be provided in supplements to this prospectus or other offering materials related thereto.

Expenses of the Issue

The estimated aggregate amount of expenses payable by us in connection with any offering of our securities pursuant to this prospectus will be provided in supplements to this prospectus or other offering materials related thereto.

LEGAL OWNERSHIP

In this prospectus and in any prospectus supplements, when we refer to the “holders” of securities as being entitled to specified rights or payments, we mean only the actual legal holders of the securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be either a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any warrant agent, any transfer agent, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our securities, except as may be specifically provided for in a warrant agreement, warrant certificate, deposit agreement or other contract governing the securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

If we choose to issue common shares, they may be represented by ADSs. The underlying common shares represented by ADSs will be directly held by a depositary. Your rights and obligations will be determined by reference to the terms of the relevant deposit agreement. A copy of the deposit agreement, as amended from time to time, with respect to our common shares is on file with the SEC and incorporated by reference in this prospectus. You may obtain a copy of the deposit agreement from the SEC’s website at http://www.sec.gov. See “Available Information.”

Street name and other indirect holders

Holding securities in accounts at banks or brokers is called holding in “street name.” If you hold our securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplements will actually apply to you. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold our securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out:

●	how it handles payments and notices with respect to the securities,
●	whether it imposes fees or charges,
●	how it handles voting, if applicable,
●	how and when you should notify it to exercise on your behalf any rights or options that may exist under the securities,
●	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below, and
●	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

 Global securities

A global security is a special type of indirectly held security. If we choose to issue our securities, in whole or in part, in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of one or more financial institutions or clearing systems, or their nominees, which we select and by requiring that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. A financial institution or clearing system that we select for any security for this purpose is called the “depositary.” A security will usually have only one depositary which will act as the sole direct holder of the global security but it may have more. Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether the securities will be issued only as global securities.

Each series of securities will have one or more of the following as the depositaries:

●	The Depository Trust Company, New York, New York, which is known as “DTC;”
●	a financial institution holding the securities on behalf of Euroclear Bank S.A./ N.V., as operator of the Euroclear system, which is known as “Euroclear;”
●	a financial institution holding the securities on behalf of Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream;” and
●	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “—Special situations when a global security will be terminated.” The depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “—Special situations when a global security will be terminated.” If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special considerations for global securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

●	an investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;
●	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities;
●	an investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;
●	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;
●	the depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We and the trustee will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;
●	the depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and
●	financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Special situations when a global security will be terminated

In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders.

Unless we specify otherwise in the prospectus supplement, the special situations for termination of a global security are as follows:

●	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days; or
●	if we notify the trustee that we wish to terminate that global security.

The prospectus supplement may also list additional situations for terminating a global security that would apply to the particular securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not us, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We do not have control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special timing considerations for transactions on Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

In the remainder of this document, “you” means direct holders and not street name or other indirect holders of securities. Indirect holders should read the previous subsection starting on page 12 entitled “Street name and other indirect holders.”

ADDITIONAL INFORMATION

Share Capital

As of March 31, 2021, our issued share capital was Ch$1,862.83 billion (US$2.59 billion) represented by 512,406,760,091 common shares without par value. No shares were held in treasury by Itaú Corpbanca on March 31, 2021.

Our authorized share capital, including outstanding shares, was Ch$1,862.83 billion represented by 512,406,760,091 ordinary shares without par value as of March 31, 2021. For a description of preemptive rights in connection with any future issuance of shares, see “Description of Common Shares” in this prospectus.

Memorandum and Articles of Association

See the information under “Item 10 – B. Memorandum and Articles of Association”, incorporated herein by reference to our 2020 Annual Report.

Material Contracts

See the information under “Item 10 – C. Material Contracts”, incorporated herein by reference to our 2020 Annual Report.

Exchange Controls

See the information under “Item 10 – D. Exchange Controls”, incorporated herein by reference to our 2020 Annual Report.

Taxation

See the information under “Item 10 – E. Taxation”, incorporated herein by reference to our 2020 Annual Report.

Dividends and Paying Agents

See the sections describing the dividends found in this prospectus under “Description of Common Shares” and the “Description of American Depositary Shares”.

Statements by Experts

See the information found in this prospectus under “Experts”.

Documents on Display

See the information under “Item 10 – H. Documents on Display”, incorporated herein by reference to our 2020 Annual Report.

Subsidiary Information

Not applicable.

DESCRIPTION OF COMMON SHARES

Set forth below is material information concerning our share capital and a brief summary of the significant provisions of our by-laws and Chilean law. This description contains material information concerning the shares, but does not purport to be complete and is qualified in its entirety by reference to our by-laws, the Decree with Force of Law No. 3 of 1997, as amended (Ley General de Bancos or the “Chilean General Banking Act”), Law No 18,046 (Ley de Sociedades Anónimas or the “Chilean Corporations Act”) and Law No. 18,045 (Ley de Mercado de Valores or the “Chilean Securities Market Act”) each referred to below.

General

Shareholders rights in a Chilean bank that is also a special corporation (sociedad anónima especial) are governed by the bank’s by-laws, which effectively serve the purpose of both the articles or certificate of incorporation and the by-laws of a company incorporated in the United States, by the Chilean General Banking Act and secondarily, to the extent not inconsistent with the latter, by the provisions of Chilean Corporations Act applicable to public companies except for certain provisions which are expressly excluded. Article 137 of the Chilean Corporations Act sets forth that all provisions of the Chilean Corporations Act take precedence over any contrary provision in a corporation’s by-laws. Both the Chilean Corporations Act and our by-laws provide that legal actions by shareholders against us (or our officers or directors) to enforce their rights as shareholders or by one shareholder against another in their capacity as such, are to be brought in Chile in arbitration proceedings, notwithstanding the plaintiff’s right to submit the action to the ordinary courts of Chile.

The Chilean securities markets are principally regulated by the CMF under the Chilean Securities Market Act and the Chilean Corporations Act. In the case of banks, on June 1, 2019, the Superintendency of Banks and Financial Institutions (Superintendencia de Bancos e Instituciones Financieras or SBIF) as former banking regulator, was replaced by the CMF, an independent Chilean governmental agency responsible for overseeing the correct functioning, development and stability of the financial market, facilitating the participation of market agents and promoting the protection of the public interest.

The Chilean Securities Market Act and the Chilean Corporations Act provide for disclosure requirements, restrictions on insider trading and price manipulation, and protection of minority investors. The Chilean Securities Market Act sets forth requirements relating to public offerings, stock exchanges, securities brokers and dealers, and outlines disclosure requirements for companies that issue publicly offered securities. The Chilean Corporations Act sets forth the rules and requirements for establishing public companies while eliminating government supervision of closed (closely-held) corporations. Public companies are those that voluntarily, or are legally required to, register their shares in the Chilean Securities Registry (Registro de Valores) kept by the CMF.

Board of Directors

Our board of directors has 11 regular members and two alternate members, elected by shareholders’ vote at ordinary shareholders’ meetings. The directors may be either shareholders or non-shareholders of the Company. There is no age limit for directors.

A director remains in office for three years and may be re-elected indefinitely. If for any reason, the ordinary shareholders’ meeting in which the new appointments of directors are to be made is not held, the duties of those serving as such shall be extended until their replacements are designated, in which case, the board of directors shall convene a meeting at the earliest possible time in order to effect the appointments.

The directors are entitled to compensation for the performance of their duties. The amount of their compensation is determined annually at the ordinary shareholders’ meeting. In addition, payments in the form of wages, fees, travel accounts, expense accounts, dues as representatives of the board of directors and other cash payments, payments in kind or royalties of any sort whatsoever, may be paid to certain directors for the performance of specific duties or tasks in addition to their functions as directors imposed upon them specifically by the ordinary shareholders’ meeting. Any special compensation must be reported at the ordinary shareholders’ meeting, and for that purpose, a detailed and separate entry shall be made in our annual report to investors, which shall expressly indicate the complete name of each of the directors receiving special compensation.

Without prejudice to any other incapacity or incompatibility established by the Chilean Corporations Act, according to the Chilean General Banking Act, the following may not be directors: (i) those persons who have been sentenced or are being tried for crimes punishable with a principal or accessory penalty of temporary or permanent suspension from or incapacity to hold public office, (ii) those persons who have been declared insolvent and have not been rehabilitated, (iii) members of the Chilean Congress, (iv) directors or employees of any financial institutions, brokers and security traders, together with its directors, officers, executives and managers; employees appointed by the President of Chile and employees or officers of (x) the State, (y) any public service, public institution, semi-public institution, autonomous entity or state-controlled company, or any such entity, a Public Entity, or (z) any enterprise, corporation or public or private entity in which the State or a Public Entity has a majority interest, has made capital contributions, or is represented or participating, provided that persons holding positions in teaching activities in any of the above entities may be directors, and (v) the bank’s employees, which shall not prevent a director from holding on a temporary basis and for a term not to exceed 90 days the position of manager. The CEO may not be elected as a director.

For purposes of the election of directors, each shareholder shall have the right to one vote per share for purposes of electing a single person, or to distribute his or her votes among candidates as he or she may deem convenient, and the persons obtaining the largest number of votes in the same and single process shall be awarded positions, until all positions have been filled. The elections of regular and alternate board members are carried out separately.

Each shareholder is entitled to cast his or her vote by means of a ballot signed by him or her, stating whether he or she signs for his or her own account or as a representative. This entitlement notwithstanding, in order to expedite the voting process, it can be ordered that the vote be taken alternatively or by oral vote or by means of ballots. At the time of polling, the chairman may instruct that the votes be read aloud, in order for those in attendance to count the number of votes issued and verify the outcome of the voting process.

Every election of directors, or any changes in the election of directors, shall be transcribed into a public deed before a notary public, published in a newspaper of Santiago and notified to the CMF by means of the filing of a copy of the respective public deed. Likewise, the appointments of general manager and deputy manager shall be communicated and transcribed into a public deed.

If a director ceases to be able to perform his or her duties, whether by reason of conflict of interest, limitation, legal incapacity, impossibility, resignation or any other legal cause, the vacancy is filled as follows: (i) the positions of regular director is filled by a member appointed by the board of directors on its first meeting after the vacancy occurs and such member appointed by the board of directors will remain in the position until the next ordinary shareholders’ meeting, where the appointment may be ratified, in which case, the replacement director will remain in his or her position until the expiration of the term of the director he or she replaced and act as full director; and (ii) while the vacancy has not been filled by the board of directors, an alternate director shall act as regular member.

The alternate directors may temporarily replace regular directors in case of their absence or temporary inability to attend a board meeting. Alternate board members are always entitled to attend and speak at board meetings. They are entitled to vote at such meetings only when a regular member is absent and such alternate member acts as the absent member’s replacement.

During the first meeting following the ordinary shareholders’ meeting at which the directors were appointed, the board of directors elects, by an absolute majority, from among its members, a chairman and a vice chairman. If no director obtains such majority, the election is repeated among those two directors who obtained the most votes, adding any blank votes to the person who obtained the greatest number of votes. The chairman and the vice president may be reelected indefinitely.

The board of directors meets in ordinary sessions at least once a month, held on pre-set dates and times determined by the board. Extraordinary meetings are held whenever called by the chairman, whether at his own will or upon the request of one or more directors. The extraordinary meetings may only address those matters specifically included in the agenda for the extraordinary meeting.

The quorum for the board of directors’ meeting is majority of its members in office, which is six directors. Resolutions shall be adopted by the affirmative vote of the absolute majority of the attending directors. In the event of a tie, the person acting as the chairman of the meeting will not cast the deciding vote.

Directors having a vested interest, either as principal or as representative of another person, in a negotiation, act, contract or transaction that is outside the bank’s ordinary course of business determined pursuant to the normal operations policy approved by the board of directors with the prior report of the Directors Committee, shall communicate such fact to the other directors and must abstain from voting; provided, however, that if required by the board, they must inform the board their opinion about the relevant negotiation, act, contract or transaction and such opinion must be included in the minutes of the relevant board meeting. The minimum approval quorum is the majority of the non-involved directors (directores no involucrados); provided, however, that if more than the majority of the directors qualify as involved directors, the approval quorum is the unanimity of the non-involved directors or, if such unanimity is not obtained, the negotiation, act, contract or transaction must be approved at an extraordinary shareholders meeting with at least 2/3 of the voting shares. If the negotiation, act, contract or transaction is approved by the board, it shall be in the corporate interest and agreed on an arm’s-length basis and the board approval resolution must be disclosed at the next ordinary shareholders’ meeting, including an express reference to the directors that approved it.

The discussions and resolutions of the board of directors shall be recorded in a special book of minutes maintained by the secretary. The relevant minutes shall be signed by the directors that attended the relevant meeting. If a director determines that the minutes for a meeting are inaccurate or incomplete, he or she is entitled to record an objection before actually signing the minutes. The minutes shall be deemed approved as from the moment it is signed by all the directors that attended such meeting and all the resolutions adopted may be carried out upon the approval. However, by unanimous consent of the directors that attended the meeting, the resolutions adopted by the board may be carried out before the approval of the minutes, provided that the agreement is recorded in a written document signed by all the relevant directors. In the event of death, refusal or incapacity for any reason of any of the directors attending to sign the minutes, such circumstance shall be recorded at the end of the minutes stating the reason for the impediment.

The directors are personally liable for all of the acts they effect in the performance of their duties. Any director who wishes to disclaim responsibility for any act or resolution of the board of directors must record his or her opposition in the minutes, and the chairman must report such opposition at the following ordinary shareholders’ meeting.

The board will represent us in and out of court and, for the performance of the bank’s business, a circumstance that will not be necessary to prove before third parties, it will be empowered with all the authorities and powers of administration that the law or the by-laws do not set as exclusive to the ordinary or extraordinary shareholders’ meeting, without being necessary to grant any special power of attorney, even for those acts that the law requires to do so. This provision is notwithstanding the judicial representation of the bank that is part of the general manager’s authorities. The board may delegate part of its authority to the general manager, to the managers, deputy managers or attorneys of the bank, a director, a commission of directors, and for specifically determined purposes, in other persons.

Capitalization

Under Chilean law, the shareholders of a bank, acting at an extraordinary shareholders’ meeting, have the power to authorize an increase in such company’s capital with the prior authorization of the CMF. When an investor subscribes for issued shares, the shares are registered in such investor’s name, even if not paid for, and the investor is treated as a shareholder for all purposes except with regard to receipt of dividends and the return of capital; provided that the shareholders may, by amending the by-laws, also grant the right to receive dividends or distributions of capital. An investor becomes eligible to receive dividends and returns of capital once it has paid for the shares (if it has paid for only a portion of such shares, it is entitled to receive a corresponding pro-rata portion of the dividends declared and/or returns of capital with respect to such shares unless the company’s by-laws provide otherwise). If, in the event of a capital increase, an investor does not pay for shares for which it has subscribed on or prior to the date agreed upon for payment, the board of directors is obligated to start the collection of the outstanding amounts unless holders of two-thirds of the issued shares in the extraordinary shareholders meeting at which the capital increase was agreed authorize the board of directors to refrain from pursuing the collection, in which case the company’s capital will be reduced to the amount actually paid. Upon termination of the actions for collection, the board of directors shall propose to the shareholders meeting the write-off of the non-paid amount and the reduction of the capital of the company to the amount effectively paid in. Authorized shares and issued shares which have not been subscribed and paid for within the period fixed for their payment (which in the case of a capital increase cannot be longer than three years) are cancelled and are no longer available for issuance by the company, unless in case of an issuance of convertible bonds (in which case the unsubscribed portion of the capital increase shall remain in place for a number of shares sufficient to comply with the option) or when reserved for compensation plans for employees (in which case the maximum term for subscription and payment cannot be longer than five years).

Article 22 of Chilean Corporations Act states that the purchaser of shares of a company implicitly accepts its by-laws and any agreements adopted at shareholders’ meetings.

Ownership Restrictions

Under Article 12 of the Chilean Securities Market Act and the Regulations of the CMF (Recopilación Actualizada de Normas), shareholders of Public Companies are required to report the following to the CMF and the Chilean stock exchanges:

●	any direct or indirect acquisition or sale of shares that results in the holder’s acquiring or ceasing to own, directly or indirectly, 10% or more of a Public Company’s share capital; and
●	any direct or indirect acquisition or sale of shares or options to buy or sell shares, in any amount, if made by a holder of 10% or more of a Public Company’s capital or if made by a director, liquidator, main officer, general manager or manager of such corporation.

The foregoing requirements also apply to the acquisition or sale of securities or agreements which price or return depends or is conditioned (all or in a significant part) on changes or movements in the price of such shares. Such report shall be made the day following the execution of the transaction.

In addition, majority shareholders must state in any such report whether their purpose is to acquire control of the company or if they are making a financial investment. Any beneficial owner of ADSs representing 10% or more of our share capital is subject to these reporting requirements under Chilean law. The Chilean Securities Market Act also sets forth certain regulations on takeovers of corporations.

Under Article 54 of the Chilean Securities Market Act and the regulations of the CMF, persons or entities intending to acquire control, directly or indirectly, of a Public Company, regardless of the acquisition vehicle or procedure, and including acquisitions made through direct subscriptions or private transactions, are also required to inform the public of such acquisition at least ten business days before the date of perfection of the acts which allow to obtain control of the company, but in any case, as soon as negotiations regarding the change of control are formalized and/or as soon as reserved information and/or documents concerning the target are delivered to the potential acquirer through a filing with the CMF, the stock exchanges and the companies controlled by and that control the target and through a notice published in two Chilean newspapers, which notice must disclose, among other information, the person or entity purchasing or selling and the price and conditions of any negotiations.

Within the same term, a written communication to such effect must be sent to the target corporation, the controlling corporation, the corporations controlled by the target corporation, the CMF, and to the Chilean stock exchanges on which the securities are listed.

In addition to the foregoing, Article 54A of the Chilean Securities Market Act requires that within two business days of the completion of the transactions pursuant to which a person has acquired control of a Public Company, a notice shall be published in the same newspapers in which the notice referred to above was published and notices shall be sent to the same persons mentioned in the preceding paragraphs.

A beneficial owner of ADSs intending to acquire control of us is also subject to the foregoing reporting requirements.

The provisions of the aforementioned articles do not apply whenever the acquisition is being made through a tender or exchange offer.

Title XXV of the Chilean Securities Market Act on tender offers and the regulations of the CMF provide that the following transactions shall be carried out through a tender offer:

●	an offer which allows a person to take control of a Public Company;
●	an offer for all the outstanding shares of a Public Company upon acquiring two-thirds or more of its voting shares, in which case such controlling shareholder must offer to purchase the remaining shares from the investing shareholders in a tender offer, unless (i) the controlling shareholder has reached two-thirds of the voting shares through a tender offer for all of the shares of the company or due to any of the situations exempted, or (ii) it reaches such percentage as a result of a reduction of the capital of the company by operation of law (in this case, the offer must be made at a price not lower than the price at which appraisal rights may be exercised, that is, book value if the shares of the company are not actively traded or, if the shares of the company are actively traded, the weighted average price at which the stock has been traded during the 60 stock exchange business days between the thirtieth and the ninetieth stock exchange business days immediately preceding the acquisition); and
●	an offer for a controlling percentage of the shares of a listed operating company if such person intends to take control of the company (whether listed or not) controlling such operating company, to the extent that the operating company represents 75% or more of the consolidated net worth of the holding company.

Nevertheless, the following exceptions are applicable to all the cases described above (i) the shares are being sold by a controlling shareholder of such company at a price in cash which is not substantially higher than the market price and the shares of such company are actively traded on a stock exchange, or (ii) those shares are acquired (a) through a capital increase, (b) as a consequence of a merger, (c) by inheritance, or (d) through a forced sale.

Article 200 of the Chilean Securities Market Act prohibits any shareholder that has taken control of a Public Company to acquire, within the period of 12 months from the date of the transaction that permitted such shareholder to take control of the Public Company, a number of shares equal to or higher than 3% of the outstanding issued shares of the target without making a tender offer at a price per share not lower than the price paid at the time of the change of control transaction. However, if the acquisition is made on a stock exchange and on a pro rata basis, the controlling shareholder may purchase a higher percentage of shares, if so permitted by the regulations of the stock exchange.

Title XV of the Chilean Securities Market Act sets forth the basis to determine what constitutes control of a business group and a related party while Title XXV establishes a special procedure for acquiring control of a Public Company through a tender offer. The Chilean Securities Market Act defines control as the power of a person, or group of persons acting pursuant to a joint action agreement, to direct the majority of the votes in the shareholders meetings of the corporation, or to elect the majority of members of its board of directors, or to influence the management of the corporation significantly. Significant influence is deemed to exist in respect of the person or group of persons acting together pursuant to a joint action agreement holding, directly or indirectly, at least 25% of the voting share capital, unless:

●	another person or group of persons acting pursuant to a joint action agreement, directly or indirectly, control a stake equal to or higher than the percentage controlled by such person or group;
●	the person or group does not control, directly or indirectly, more than 40% of the voting share capital and the percentage controlled is lower than the sum of the shares held by other shareholders holding more than 5% of the voting share capital; and
●	in cases where the CMF has ruled otherwise, based on the distribution or atomization of the overall shareholding.

According to the Chilean Securities Market Act, a joint action agreement is an agreement among two or more parties which, directly or indirectly, own shares in a corporation at the same time and whereby they agree to participate with the same interest in the management of the corporation or in taking control of the same. The law presumes that such an agreement exists between:

●	a principal and its agents;
●	spouses and relatives up to certain level of kindred;
●	entities within the same business group; and
●	an entity and its controller or any of its members.

Likewise, the CMF may determine that a joint action agreement exists between two or more entities considering, among others, the number of companies in which they simultaneously participate and the frequency with which they vote identically in the election of directors, appointment of managers and other resolutions passed at shareholders’ meetings.

According to Article 96 of the Chilean Securities Market Act, a business group is a group of entities with such ties in their ownership, management or credit liabilities that it may be assumed that the economic and financial action of such members is directed by, or subordinated to, the joint interests of the group, or that there are common credit risks in the credits granted to, or securities issued by, them. According to the Chilean Securities Market Act, the following entities are part of the same business group:

●	a company and its controlling person;
●	all the companies with a common controlling person and the common controlling person; and
●	all the entities that the CMF declare to be part of the business group due to one or more of the following reasons:
●	a substantial part of the assets of the company are involved in the business group, whether as investments in securities, equity rights, loans or guaranties;
●	the company has a significant level of indebtedness and that the business group has a material participation as a lender or guarantor;

●	when the controller is a group of entities, that the company is a member of a controlling person of the entities mentioned in the first two bullets above and there are grounds to include it in the business group based on the definitions above; and
●	the company is controlled by one or more members of the controlling group of any of the entities of the business group, when such controller is composed of more than one person and there are grounds to include the company in the business group based on the definition above.

Article 36 of the Chilean General Banking Act states that as a matter of public policy, no person or company may acquire, directly or indirectly, shares that alone or jointly with the shares previously owned by it, represent more than 10% of the shares of a bank without the prior authorization of the CMF, which may not be unreasonably withheld. The prohibition also applies to beneficial owners of ADSs. In the absence of such authorization, any person or group of persons acting in concert would not be permitted to exercise voting rights with respect to the shares or ADSs acquired. In determining whether or not to issue such an authorization, the CMF considers a number of factors enumerated in the Chilean General Banking Act, including the financial stability of the purchasing party.

Article 35 bis of the Chilean General Banking Act establishes that prior authorization of the CMF is required for:

●	the merger of two or more banks;
●	the acquisition of all or a substantial portion (more than one third) of a bank’s assets and liabilities by another bank;
●	the control by the same person, or controlling group, of two or more banks; or
●	a substantial increase in the share ownership by a controlling shareholder of a bank (understood as either acquiring a majority or two thirds of the bank’s shares).

Such prior authorization is required solely when the acquiring bank or the resulting group of banks would have systemic importance, as per the determination to be made by the CMF through a grounded resolution and with the affirmative consent of the Council of the Central Bank of Chile. The intended purchase, merger or expansion may be denied by the CMF with the prior agreement from the Central Bank of Chile’s Council. In the event the CMF grants its authorization, it may impose one or more of the following conditions: (w) an increase between 1% and 3.5% to the basic capital over risk weighted assets, net of required allowances, above the 8% minimum effective net equity (patrimonio efectivo) requirement, (x) an increase of up to 2% to the basic capital over total assets, net of required allowances, above the 3% minimum basic capital requirement, (y) that the technical reserve established in Article 65 of the Chilean General Banking Act be applicable when deposits exceed one and a half times the resulting bank’s effective net equity; or (z) that the margin for interbank loans be diminished to 20% of resulting bank’s effective net equity.

According to the Chilean General Banking Act a bank may not grant loans to related parties on more favorable terms than those generally offered to non-related parties. Article 84 No. 2 of the Chilean General Banking Act and the Regulations of the CMF create the presumption, among other cases, that natural persons who are holders of shares and who beneficially own more than 1% of the shares (or 5% in the case of bank’s shares actively traded) are related to the bank and imposes certain restrictions on the amounts and terms of loans made by banks to related parties. This presumption would also apply to beneficial owners of ADSs representing more than 1% of the shares, and accordingly the limitations of Article 84 No. 2 would be applicable to such beneficial owners. Finally, according to the Regulations of the CMF, Chilean banks that issue ADSs are required to inform the CMF if any person, directly or indirectly, acquires ADSs representing 5% or more of the total amount of shares of capital stock issued by such bank.

Article 16 bis of the Chilean General Banking Act provides that the individuals or legal entities which, individually or with other people, directly control a bank and who individually own more than 10% of its shares shall send to the CMF reliable information on their financial situation in the form and within the time set forth in Chapter 1-3 of the

Regulations of the CMF. Also, controlling shareholders must submit information regarding their financial situation pursuant to Chapter 1-17 of said regulations.

Preemptive Rights and Increases of Share Capital

The Chilean Corporations Act provides that whenever a Chilean company issues new shares for consideration, it must offer to its existing shareholders the right to purchase a sufficient number of shares to maintain their existing ownership percentages in the company. Pursuant to this requirement, preemptive rights in connection with any future issuance of shares will be offered by us to the depositary as the registered owner of the shares underlying the ADSs. However, the depositary will not be able to make such preemptive rights available to holders of ADSs unless a registration statement under the Securities Act is effective with respect to the underlying shares or an exemption from the registration requirements thereunder is available.

We intend to evaluate, at the time of any preemptive rights offering, the practicality under Chilean law and Central Bank of Chile regulations in effect at the time of making such rights available to our ADS holders, as well as the costs and potential liabilities associated with registration of such rights and the related common shares under the Securities Act, and the indirect benefits to us of thereby enabling the exercise by all or certain holders of ADSs of their preemptive rights and any other factors we consider appropriate at the time, and then to make a decision as to whether to file such registration statement. We cannot assure you that any registration statement would be filed. If we do not file a registration statement and no exemption from the registration requirements under the Securities Act is available, the depositary will attempt to sell such holders’ preemptive rights and distribute the proceeds thereof, after deduction of its expenses and fees, if a premium can be recognized over the cost of such sale. In the event that the depositary is not able, or determines that it is not feasible, to sell such rights at a premium over the cost of any such sale, all or certain holders of ADSs may receive no value for such rights. The inability of all or certain holders of ADSs to exercise preemptive rights in respect of common shares underlying such ADSs could result in such holders not maintaining their percentage ownership of the common shares following such preemptive rights offering unless such holder made additional market purchases of ADSs or common shares.

Under Chilean law, preemptive rights are exercisable or freely transferable by shareholders during a period that cannot be less than 30 days following the grant of such rights. During such period (except for shares as to which preemptive rights have been waived), Chilean Public Companies are not permitted to offer any newly issued shares for sale to any third party. For at least an additional 30-day period thereafter, a Chilean company is not permitted to offer any unsubscribed shares for sale to third parties on terms which are more favorable than those offered to its shareholders. Thereafter, unsubscribed shares may be offered through any Chilean stock exchange without any indication of price. Unsubscribed shares that are not sold on a Chilean stock exchange can be sold to third parties only on terms no more favorable for the purchaser than those offered to shareholders.

Shareholders’ Meetings and Voting Rights

An annual ordinary meeting of shareholders is held within the first four months of each year, generally in March and must be called by the board of directors. The annual ordinary meeting of shareholders is the corporate body that approves the annual financial statements, approves all dividends in accordance with the dividend policy proposed by the board of directors, elects the members of our board of directors and approves any other matter which does not require an extraordinary shareholders’ meeting. The last annual ordinary meeting of our shareholders was held on March 18, 2021.

Extraordinary meetings may be called by our board of directors when deemed appropriate, and ordinary or extraordinary meetings must be called by our board of directors when requested by shareholders representing at least 10% of the issued voting shares or by the CMF.

Notice to convene the annual ordinary meeting or an extraordinary meeting is given by means of written notice which must be published at least three different days in a newspaper of our corporate domicile (currently Santiago) designated by the shareholders at their annual meeting and if a shareholder fails to make such designation, the notice must be published in the Official Gazette pursuant to legal regulations. The first notice must be published not less than 10 days in advance of the scheduled meeting. Additionally, with the same minimum 10-day notice, the fact that a shareholders’ meeting will be held must be disclosed to the market (including the CMF and the Santiago and Electronic Stock Exchanges), indicating the date, the matters to be dealt with therein and how to obtain full copies of documents related to items submitted for voting; all of which must also be made available to shareholders on the website of the company. Currently, we publish our official notices in the Diario La Tercera.

The quorum for a shareholders’ meeting is established by the presence, in person or by proxy, of shareholders representing at least an absolute majority of the issued common shares; if a quorum is not present at the first meeting, the meeting can be reconvened (in accordance with the procedures described in the previous paragraph) and, upon the meeting being reconvened, shareholders present at the reconvened meeting are deemed to constitute a quorum regardless of the percentage of the shares represented. The shareholders’ meetings pass resolutions by the affirmative vote of an absolute majority of those voting shares present or represented at the meeting.

Only shareholders registered with us on the fifth business day prior to the date of a meeting are entitled to attend and vote their shares. A shareholder may appoint another individual (who need not be a shareholder) as his proxy to attend and vote on his behalf. Every shareholder entitled to attend and vote at a shareholders’ meeting has one vote for every share subscribed. Under our by-laws, directors are elected by cumulative voting. Each shareholder has one vote per share and may cast all of his or her votes in favor of one nominee or may apportion is or her votes among any number of nominees.

The following matters can only be agreed upon at an extraordinary shareholders’ meeting:

●	our dissolution;
●	a merger, transformation, division or other change in our corporate form or the amendment of our by-laws;
●	the issuance of bonds or debentures convertible into shares;
●	the conveyance of 50% or more of our assets or the submission of, or changes to any business plan that contemplates the sale of more than 50% of the assets of the company;
●	the conveyance of 50% or more of the assets of a subsidiary, if represent at least 20% of our total assets, and any transfer of shares of a subsidiary that implies the Company loses control of such subsidiary;
●	granting of a security interest or a personal guarantee in each case to secure the obligations of third parties, unless (i) to secure or guarantee the obligations of a subsidiary, in which case the approval of the board of directors will suffice (although this restriction is not applicable to banks: (a) granting sureties, (b) becoming jointly and/or jointly and severally liable with clients or (c) issuing bank guarantees within their course of business) and (ii) in those cases exempted by the Chilean General Banking Act; and
●	other matters that require shareholder approval according to Chilean law or our by-laws.

The matters referred to in the first five items listed above may only be approved at a meeting held before a notary public, who shall certify that the minutes are a true record of the events and resolutions of the meeting.

The by-laws establish that resolutions are passed at shareholders’ meetings by the affirmative vote of an absolute majority of those shares present or represented at the meeting. However, under the Chilean Corporations Act, the vote of a two-thirds majority of the outstanding voting shares is required to approve any of the following actions:

●	a change in corporate form, merger or spin-off;
●	an amendment to our term of existence or early dissolution;

●	a change in corporate domicile;
●	a decrease of corporate capital;
●	the approval of capital contributions in kind and a valuation of the assets contributed;
●	a modification of the authority reserved for the shareholders’ meetings or limitations on the powers of our board of directors;
●	a reduction in the number of members of our board of directors;
●	the conveyance of 50% or more of the corporate assets, regardless of whether it includes liabilities, or the submission of or change to any business plan that contemplates the conveyance of 50% or more of the corporate assets;
●	the conveyance of 50% or more of the assets of a subsidiary, if those assets represent at least 20% of our total assets, and any transfer of shares of a subsidiary that implies the Company loses control of such subsidiary;
●	the manner in which the corporation’s profits shall be distributed;
●	the creation of security interests to secure third-party obligations in excess of 50% of the corporate assets, unless granted to a subsidiary or when exempted by the Chilean General Banking Act (although this restriction is not applicable to banks: (i) granting sureties, (ii) becoming jointly and/or jointly and severally liable with clients or (iii) issuing bank guarantees within their course of business);
●	the acquisition of our own shares, when, and or the terms and conditions permitted by law;
●	the cure of formal defects in the incorporation of the corporation or an amendment to its by-laws related to any of the matters referred to in the preceding bullets;
●	to establish the right of the controller to force other shareholders to sell their shares in case the controller has surpassed 95% of the shares of the company as a result of a tender offer for 100% of its shares under certain circumstances;
●	the approval of material related-party transactions according to Article 147 of the Chilean Corporations Act; or
●	all other matters provided for in our by-laws.

In general, Chilean law does not require a Chilean public company to provide the level and type of information that U.S. securities laws require a reporting company to provide to its shareholders in connection with a solicitation of proxies. However, shareholders are entitled to examine the books of the company within the 15-day period before the ordinary annual meeting. Under Chilean law, a notice of a shareholders’ meeting listing matters to be addressed at the meeting must be mailed not fewer than 15 days prior to the date of such meeting, and, in cases of an ordinary annual meeting, shareholders must have available an annual report of the company’s activities which includes audited financial statements. In addition to these requirements, we regularly provide, and management currently intends to continue to provide, together with the notice of shareholders’ meeting, a proposal for the final annual dividend.

The Chilean Corporations Act provides that whenever shareholders representing 10% or more of the issued voting shares so request, a Chilean company’s annual report must include, in addition to the materials provided by the board of directors to shareholders, such shareholders’ comments and proposals in relation to the company’s affairs. Similarly, the Chilean Corporations Act provides that whenever the board of directors of a public company convenes an ordinary meeting of the shareholders and solicits proxies for that meeting, or distributes information supporting its decisions, or other similar material, it is obligated to include as an annex to its said materials any pertinent comments and proposals that may have been made by shareholders owning 10% or more of the company’s voting shares who have requested that such comments and proposals be so included.

Dividend, Liquidation and Appraisal Rights

Under the Chilean Corporations Act, Chilean companies are generally required to distribute at least 30% of their earnings as dividends, unless there is unanimous consent to the contrary. In the event of any loss of capital or of the legal reserve, no dividends can be distributed so long as such loss is not recovered. Also, no dividends of a bank can be distributed if doing so would result in the bank exceeding certain capital ratios.

Dividends that are declared but not paid by the date set for payment at the time of declaration are adjusted from the date set for payment to the date such dividends are actually paid. The right to receive dividends lapses if it is not claimed within five years from the date the dividend is payable.

We may declare a dividend in cash or in shares. When a share dividend is declared above the legal minimum (which minimum must be paid in cash), our shareholders must be given the option to elect to receive cash. Our ADS holders may, in the absence of an effective registration statement under the Securities Act or an available exemption from the registration requirement thereunder, effectively be required to receive a dividend in cash.

In the event of our liquidation, the holders of fully paid shares would participate equally and ratably, in proportion to the number of paid-in shares held by them, in the assets available after payment of all creditors.

In accordance with the Chilean General Banking Act, our shareholders have no appraisal rights.

Approval of Financial Statements

Our board of directors is required to submit our audited financial statements to the shareholders annually for their approval at the ordinary shareholders meeting. The approval or rejection of such financial statements is entirely within our shareholders’ discretion. If our shareholders reject our financial statements, our board of directors must submit new financial statements not later than 60 days from the date of such rejection. If our shareholders reject our new financial statements, our entire board of directors is deemed removed from office and a new board of directors is elected at the same meeting. Directors who individually approved such rejected financial statements are disqualified for re-election for the ensuing period.

Registrations and Transfers

Our common shares are registered by an administration agent named DCV Registros S.A. This entity is responsible for our shareholders’ registry. In the case of jointly owned common shares, an attorney-in-fact must be appointed to represent the joint owners in dealings with us.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent 1,500 shares (or a right to receive 1,500 shares) deposited with Itau Corpbanca, as custodian for the depositary in Chile. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Chilean law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided in this prospectus under “Available Information”.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. Supplements to this prospectus or other offering materials related thereto will contain information about any material income tax considerations. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Chile and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as provided in the following sentence. If (i) we asked the depositary to solicit your instructions at least 30 days before the meeting date, (ii) the depositary does not receive voting instructions from you by the specified date and (iii) we confirm to the depositary that:

●	we wish to receive a proxy to vote uninstructed shares;
●	we reasonably do not know of any substantial shareholder opposition to a particular question; and
●	the particular question is not materially adverse to the interests of shareholders,

the depositary will consider you to have authorized and directed it to give, and it will give, a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs as to that question.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from the us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

●	90 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;
●	we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;
●	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;
●	we appear to be insolvent or enter insolvency proceedings;
●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;
●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or
●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;
●	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;
●	are not liable if we or it exercises discretion permitted under the deposit agreement;
●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;
●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;
●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;
●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and
●	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;
●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;
●	when you owe money to pay fees, taxes and similar charges; or
●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Compliance with Chilean Law

Pursuant to the Chilean Securities Act, the ADS holders will have the same rights conferred by laws or bylaws to all shareholders of the company, which will be exercised through the depositary which shall act pursuant to the provisions of the deposit agreement or the instructions it receive at each opportunity. Pursuant to Circular Letter Number 1,375 of the CMF (formerly the Superintendencia de Valores y Seguros or “SVS”) dated 12 February 1998 (“CL 1,375”), the ADS holders shall, as a matter of Chilean law, be obligated and by holding ADSs shall be deemed to agree to comply with the obligations that shareholders have in Chile, including, without limitation, the requirements of Articles 12 and 54 and Title XV of the Chilean Securities Market Act and the regulations issued by the CMF in connection therewith.

Articles 101 and 102 of the Chilean Securities Market Act permit the CMF to request information in order to determine whether owners who directly or indirectly own ADSs and/or shares are part of any business group and ADS holders must deliver such information.

For purposes of tax rulings dated January 29, 1990 and October 1, 1999 issued by the Chilean Internal Revenue Service regarding certain tax matters relating to American depositary shares and receipts, the acquisition value of any share or other deposited security upon its withdrawal by an ADS holder upon surrender of the corresponding receipt shall be the highest reported sale price of such Share or other deposited security on the Bolsa de Comercio de Santiago, Bolsa de Valores (the “Santiago Stock Exchange”) on the date on which the transfer of such share or other deposited security from the depositary to such ADS holder is recorded on the books of the Foreign Registrar. In the event that the shares or other deposited securities are not then traded on the Santiago Stock Exchange, such value shall be the highest reported sales price on the principal stock exchange or other organized securities market in Chile on which such shares or other deposited securities are then traded. Notwithstanding the foregoing, in the event that the exchanged shares are sold by the ADS holder in a Chilean stock exchange on the same day on which the transfer is recorded on the books of the foreign registrar or within the two business days prior to the date on which the sale is recorded on those books, the acquisition price of such exchanged shares shall be the price registered in the invoice issued by the stockbroker that participated in the sale transaction. In the event that no such sales price is reported on the day on which such transfer is recorded on the books of the foreign registrar, such value shall be deemed to be the highest sales price reported on the last day on which such sales price was reported; provided, however, that if such day is more than 30 days prior to the date of such transfer, such price shall be increased (or decreased) by the percentage increase (or decrease) over the corresponding period in the Chilean consumer price index as reported by the pertinent governmental authority of Chile.

DESCRIPTION OF RIGHTS TO SUBSCRIBE FOR COMMON SHARES

We may issue rights to subscribe for our common shares. The applicable prospectus supplement will describe the specific terms relating to such subscription rights and the terms of the offering, as well as a discussion of material U.S. federal and Chilean income tax considerations applicable to holders of the rights to subscribe for our common shares.

VALIDITY OF THE SECURITIES

The validity of the securities and other matters governed by Chilean law will be passed upon for us by Claro & Cia., our Chilean counsel, and for any underwriters or agents by Chilean counsel named in the applicable prospectus supplement. Certain matters of New York law in connection with any offering will be passed upon for us by Shearman & Sterling LLP, New York, New York, our U.S. counsel, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the 2020 Annual Report have been so incorporated in reliance on the report of PricewaterhouseCoopers Consultores Auditores SpA, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

We are a banking corporation organized under the laws of Chile. The majority of our directors or executive officers are not residents of the United States and a substantial portion of our assets and the assets of these persons are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon us or such persons or to enforce against them or us in the United States or other foreign courts, judgments obtained in the United States predicated upon the civil liability provisions of the federal securities laws of the United States.

No treaty exists between the United States and Chile for the reciprocal enforcement of court judgments. Chilean courts, however, have enforced final judgments rendered in the United States, subject to the review in Chile of the United States judgment in order to ascertain whether certain basic principles of due process and public policy have been respected, without reviewing the merits of the subject matter of the case. If a United States court grants a final judgment in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of this judgment in Chile will be subject to the obtaining of the relevant “exequatur” (i.e., recognition and enforcement of the foreign judgment) according to Chilean civil procedure law in force at that time, and consequently, subject to the satisfaction of certain factors. Currently, the most important of these factors are the absence of any conflict between the foreign judgment and Chilean laws (excluding for this purpose the laws of civil procedure) and public policies; the absence of a conflicting judgment by a Chilean court relating to the same parties and arising from the same facts and circumstances; the absence of any further means for appeal or review of the judgment in the jurisdiction where judgment was rendered; the Chilean courts’ determination that the United States courts had jurisdiction; that service of process was appropriately served on the defendant and that the defendant was afforded a real opportunity to appear before the court and defend its case; and that enforcement would not violate Chilean public policy.

In general, the enforceability in Chile of final judgments of United States courts does not require retrial in Chile.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus and any prospectus supplements, including the information incorporated by reference. You must not rely upon any unauthorized information or representations. This prospectus and any prospectus supplements is an offer to sell only the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

ITAÚ CORPBANCA

Common Shares

American Depositary Shares representing Common Shares

Rights to Subscribe for Common Shares

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM  8.INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Chilean law, the directors, managers and senior officers will be jointly and severally liable for the damages caused to the corporation or its shareholders by willful misconduct or ordinary negligence. Also, a corporation can be held liable for the damages caused to others by acts or omissions breaching the law or its by-laws. In this latter case, the directors, managers and liquidators of the breaching corporation will be jointly and severally liable with the corporation and among them unless it is evidenced that they have not participated in the breach.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In addition, under the Transaction Agreement dated as of January 29, 2014, by and among Corpbanca, CorpGroup Parent, Itaú Unibanco and Banco Itaú Chile, as amended, individuals who were directors or officers of Banco Itaú Chile, Corpbanca and their respective subsidiaries and affiliates, shall be indemnified by Itaú Corpbanca. Please see section “Item 10. Additional Information—C. Material Contracts—Transaction Agreement” in our 2020 Annual Report on Form 20-F.

ITEM  9.EXHIBITS

The exhibits to this Registration Statement are listed on the Exhibit Index to this Registration Statement, which Exhibit Index is hereby incorporated by reference.

ITEM 10.UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

5. That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

7. That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

8. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Itaú Corpbanca certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Santiago, Republic of Chile, on June 23, 2021.

ITAÚ CORPBANCA

Name	Title

/s/ Gabriel Moura
Gabriel Moura	Chief Executive Officer

/s/ Rodrigo Luis Rosa Couto
Rodrigo Luis Rosa Couto	Chief Financial Officer

/s/ Roxana Zamorano Pozo
Roxana Zamorano Pozo	Chief Accounting Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby severally and individually constitutes and appoints Cristián Toro Cañas the true and lawful attorney and agent of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments (including post-effective amendments) to this registration statement on Form F-3, and all instruments necessary or advisable in connection therewith and to file the same with the SEC, the said attorney and agent to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorney and agent to any and all such amendments and instruments. This Power of Attorney has been signed in the respective capacities and on the respective dates indicated below.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities set forth below on June 23, 2021.

Name	Title	Date

/s/ Jorge Andrés Saieh Guzmán
Jorge Andrés Saieh Guzmán	Chairman and Director	June 23, 2021

/s/ Ricardo Villela Marino
Ricardo Villela Marino	Vice Chairman and Director	June 23, 2021

/s/ Jorge Selume Zaror
Jorge Selume Zaror	Director	June 23, 2021

/s/ Gustavo Arriagada Morales
Gustavo Arriagada Morales	Director	June 23, 2021

/s/ Fernando Concha Ureta
Fernando Concha Ureta	Director	June 23, 2021

/s/ Bernard Pasquier
Bernard Pasquier	Director	June 23, 2021

/s/ Diego Fresco Gutiérrez
Diego Fresco Gutiérrez	Alternate Director	June 23, 2021

/s/ Jessica López Saffie
Jessica López Saffie	Alternate Director	June 23, 2021

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF ITAÚ CORPBANCA

Pursuant to the requirements of the Securities Act of 1933, as amended, the authorized representative, solely in its capacity as the duly authorized representative of Itaú Corpbanca in the United States, has duly caused this registration statement to be signed on its behalf by the undersigned in The City of New York, State of New York, on June 23, 2021.

Itaú Corpbanca (New York Branch)

Name	Title

/s/ Joaquín Rojas Walbaum	General Manager Itaú Corpbanca
Joaquín Rojas Walbaum	New York Branch

EXHIBIT INDEX

Number	Description

1.1	Form of Underwriting Agreement for Common Shares+

1.2	Form of Underwriting Agreement for American Depositary Shares+

4.1

Form of Amended and Restated Deposit Agreement, dated as of May 30, 2018, by and among Itaú Corpbanca, The Bank of New York Mellon, as depositary, and the registered holders and beneficial owners from time to time of American Depositary Shares evidenced by American Depositary Receipts issued thereunder, including a form of American Depositary Receipt (filed as an exhibit to our registration statement on Form F-6 (File No. 333-225409) filed on June 4, 2018, and incorporated herein by reference)

4.2	Specimen Common Shares Certificate (together with an English translation)+

4.3	Form of American Depositary Receipt (included in Exhibit 4.1)

4.4	Form of subscription forms for use by holders of Common Shares+

5.1	Opinion of Claro & Cia. as to the validity of the securities (Chilean law)

23.1	Consent of PricewaterhouseCoopers Consultores Auditores SpA

23.2	Consent of Claro & Cia. (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

+	To be filed, if necessary, as an exhibit to a Current Report on Form 6-K and incorporated herein by reference.